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                                                                      Exhibit 21

                         SUBSIDIARIES OF THE REGISTRANT

1. The Finance Company, a Virginia corporation (100%).

   a. The Insurance Agency, Inc., a Virginia corporation owned 100% by The Finance Company.

   b. TFC Receivables Corporation, a Virginia corporation owned 100% by The Finance Company.

   c. TFC Receivables Corporation IV, a Delaware corporation owned 100% by The Finance Company.

   d. TFC Receivables Corporation V, a Delaware corporation owned 100% by The Finance Company.

   e. TFC Receivables Corporation VI, a Delaware corporation owned 100% by The Finance Company.

   f. TFC Warehouse Corporation I, a Delaware corporation owned 100% by The Finance Company.

2. First Community Finance, Inc., a Virginia corporation (100%).

3. Recoveries, Inc., a Virginia corporation (100%).

4. PC Acceptance.com, Inc., a Virginia corporation (100%).